Exxhibit 10(a)92

AMENDMENT TO
RETENTION AGREEMENT

THIS INSTRUMENT, effective January 1, 2010, by and between Entergy Corporation, a Delaware corporation (“Company”) and J. Wayne Leonard (“Executive”), hereby constitutes an amendment to the Retention Agreement entered into by and between the Company and Executive on November 21, 2000 and effective on October 27, 2000 (“Agreement”).  Except as otherwise provided herein, the Agreement and any prior amendments thereto shall remain in full force and effect in accordance with their original terms and conditions.

WHEREAS, Executive may become eligible, while he is considered a “covered employee” (as defined in Code Section 162(m)), for certain severance benefits under this Agreement that are determined in whole or in part by reference to Executive’s “EAIP Bonus Award,” “target annual bonus opportunity under the EAIP,” “highest maximum annual bonus opportunity under the EAIP,” “Maximum LTIP Award,” “Target Award” and/or “Target LTIP Award”; and

WHEREAS, effective January 1, 2010 and pursuant to Revenue Ruling 2008-13, payments under the EAIP and/or under the LTIP may not satisfy the Code Section 162(m) exception for “performance based” compensation if the EAIP and/or LTIP provide directly or through another plan or agreement that the EAIP or LTIP award is payable to a “covered employee” upon termination of employment and without regard to whether the performance goals are satisfied; and

WHEREAS, Company and Executive now desire to amend the Agreement to ensure compliance with Revenue Ruling 2008-13, to the extent applicable, with respect to severance benefits that may become payable under this Agreement and that are based in whole or in part on Executive’s “EAIP Bonus Award,” “target annual bonus opportunity under the EAIP,” “highest maximum annual bonus opportunity under the EAIP,” “Maximum LTIP Award,” “Target Award” and/or “Target LTIP Award”; and

WHEREAS, the Board of Directors of Company, upon recommendation of the Personnel Committee, has authorized the undersigned Company Officer to execute this Amendment to the Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, Company and Executive hereby agree to amend the Agreement as follows:

1.	Section 3.7 of the Agreement is hereby amended in its entirety, effective January 1, 2010, to read as follows:

3.7
Notwithstanding any provision of Section 3 to the contrary, neither the value of the Three-Times Severance Payment that may become payable to Executive under the terms of subsection 3.4 nor the value of the Five-Times Severance Payment that may become payable to Executive under the terms of subsection 3.6 shall exceed 2.99 times the sum of: (a) Executive’s annual base salary as in effect at any time within one year and ninety (90) days prior to Closing or, if higher, immediately prior to a circumstance constituting Good Reason plus (b) the higher of: (i) the Annual Incentive Award actually awarded to Executive under the EAIP for the fiscal year of Company immediately preceding the fiscal year in which Executive’s termination of employment occurs; or (ii) the Executive’s Target Award.  For purposes of this subsection 3.7, the following definitions shall apply:

A.
“Annual Incentive Award” shall mean the total annual incentive awarded to Executive for a fiscal year of his System Company employer, determined without regard to whether such amount is currently payable or is deferred and without regard to the form of payment.

B.
 “Target Award” shall mean the average annual EAIP award amount derived under the EAIP for the two (2) calendar years immediately preceding the calendar year in which Executive’s Date of Termination occurs and through application of the target percentage established by the Personnel Committee for each such calendar year with respect to Executive.

2.
Section 16 of the Plan is hereby amended, effective January 1, 2010, by redefining in their entirey the terms “EAIP Bonus Award,” “Five-Times Severance Payment,” “Maximum LTIP Award” and “Three-Times Severance Payment,” and by adding the definition of “Target LTIP Award”, to read as follows:

16.14
EAIP Bonus Award shall mean the product of (1) the average of the maximum annual bonus opportunity under the EAIP for the two calendar years immediately preceding the calendar year in which the Date of Termination occurs and (2) a fraction, the numerator of which is the number of days in the fiscal year that includes the Date of Termination and that are prior to the Date of Termination, and the denominator of which is 365.

16.19
Five-Times Severance Payment shall mean the payment of a lump sum retention payment, in cash, equal to five times the sum of (i) Executive's Annual Base Salary and (ii) Executive's highest maximum annual bonus opportunity under the EAIP for any fiscal year (other than the fiscal year in which the Date of Termination occurs) ending after the date hereof, which Five-Times Severance Payment shall in no event be less than  $10,200,000.00.  The Five-Times Severance Payment shall be in lieu of any further salary payments to Executive for periods subsequent to the Date of Termination (if any) and in lieu of any retention, severance, termination or similar benefit otherwise payable to Executive under any plan, program, arrangement or agreement of or with any System Company.

16.23
Maximum LTIP Award shall mean the average annual number of performance shares or performance share units, as applicable, that Executive is entitled to receive under the LTIP with respect to the two most recent performance periods (as defined in the applicable program or plan) that precede and do not include the Date of Termination.  Such average annual number of performance shares or performance share units shall be determined by dividing by two the sum of the annual maximum pay out levels under the LTIP with respect to such two most recent performance periods.

16.34
Three-Times Severance Payment shall mean the payment of a lump sum retention payment, in cash, equal to three times the sum of (i) Executive's Annual Base Salary and (ii) Executive's highest target annual bonus opportunity under the EAIP for any fiscal year (other than the fiscal year in which the Date of Termination occurs) ending after the date hereof, which Three-Times Severance Payment shall in no event be less than $4,335,000.00. The Three-Times Severance Payment shall be in lieu of any further salary payments to Executive for periods subsequent to the Date of Termination (if any) and in lieu of any retention, severance, termination or similar benefit otherwise payable to Executive under any plan, program, arrangement or agreement of or with any System Company.

16.36
Target LTIP Award shall mean the average annual number of performance shares or performance share units, as applicable, that Executive is entitled to receive under the LTIP with respect to the two most recent performance periods (as defined in the applicable program or plan) that precede and do not include the Date of Termination.  Such average annual number of performance shares or performance share units shall be determined by dividing by two the sum of the annual target pay out levels under the LTIP with respect to such two most recent performance periods.

IN WITNESS WHEREOF, the parties have executed this Amendment on this 17th day of December, 2009, but effective as of the date above written.

ENTERGY CORPORATION                                                                           EXECUTIVE
Through its Duly Authorized Officer

 By: /s/ Terry R. Seamons_________                                                           By: /s/ J. Wayne Leonard_________
Terry R. Seamons                                                                                            J. Wayne Leonard
Senior Vice-President, Human                                                                        Chairman and
Resources and Administration                                                                       Chief Executive Officer,
             Entergy Corporation